CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-1 of our report dated April 2, 2025, relating to the statutory-basis financial statements of Empower Annuity Insurance Company of America. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Denver, Colorado
April 15, 2025